Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement (File No. 333-259381) of Merida Merger Corp. I on Amendment No. 4 to Form S-4 of our report dated March 31, 2021, except for the effects of the restatement discussed in Note 2 – Amendment 1, as to which the date is July 26, 2021, and Note 2 – Amendment 2 and Note 12, as to which date is November 23, 2021, with respect to our audits of the financial statements of Merida Merger Corp. I as of December 31, 2020 and 2019, and for the year ended December 31, 2020 and for the period from June 20, 2019 (inception) through December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

December 9, 2021